EXHIBIT 15.3

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Partners of

Icahn Enterprises Holdings L.P.

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Icahn Enterprises Holdings L.P. and subsidiaries as follows:

·	As of March 31, 2013, and for the three-month periods ended March 31, 2013 and 2012, as indicated in our report dated May 3, 2013; and

·	As of June 30, 2013, and for the three-month and six-month periods ended June 30, 2013 and 2012, as indicated in our report dated August 7, 2013.

Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP

New York, New York

September 25, 2013